Exhibit 99.1

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	December 31, 2009	December 31, 2008
ASSETS

Cash and due from banks	$23,016	$18,475
Investment securities available for sale	37,267	34,364
Federal Home Loan Bank of New York stock, at cost	19,434	20,910
Mortgage-backed securities available for sale	213,622	40,801
Loans receivable, net	1,629,284	1,648,378
Mortgage loans held for sale	5,658	3,903
Interest and dividends receivable	6,059	6,298
Real estate owned, net	2,613	1,141
Premises and equipment, net	22,088	21,336
Servicing asset	6,515	7,229
Bank Owned Life Insurance	39,970	39,135
Other assets	24,502	15,976

Total assets	$2,030,028	$1,857,946

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,364,199	$1,274,132
Securities sold under agreements to repurchase with retail customers	64,573	62,422
Federal Home Loan Bank advances	333,000	359,900
Other borrowings	27,500	27,500
Due to broker	40,684	—
Advances by borrowers for taxes and insurance	7,453	7,581
Other liabilities	9,083	6,628

Total liabilities	1,846,492	1,738,163

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued at December 31, 2009	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 and 27,177,372 shares issued and 18,821,956 and 12,364,573 shares outstanding at December 31, 2009 and 2008, respectively	336	272
Additional paid-in capital	260,130	204,298
Retained earnings	163,063	160,267
Accumulated other comprehensive loss	(10,753)	(14,462)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(4,776)	(5,069)
Treasury stock, 14,744,816 and 14,812,799 shares at December 31, 2009 and 2008, respectively	(224,464)	(225,523)
Common stock acquired by Deferred Compensation Plan	986	981
Deferred Compensation Plan Liability	(986)	(981)

Total stockholders’ equity	183,536	119,783

Total liabilities and stockholders’ equity	$2,030,028	$1,857,946

The amended statement of financial condition includes an increase of $40.7 million in mortgage-backed securities available for sale and a related increase in due to broker. The Company’s ratio of stockholders’ equity to total assets is 9.04% and the ratio of non-performing assets as a percent of total assets is 1.52%.